                                  Exhibit 8.2
                        Opinion of Arthur Andersen LLP
                            re:  State Tax Matters

                       (Arthur Andersen LLP Letterhead)


December 21, 1999

Boards of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
923 Main Street
Manchester, CT  06040



Dear Board Members:

You have requested from Arthur Andersen LLP an opinion regarding the Connecticut Corporation Business Tax and Delaware Corporate Income Tax consequences to Connecticut Bankshares, M.H.C. ("Mutual Holding Company"), The Savings Bank of Manchester ("Bank"), an interim Connecticut-chartered savings bank ("Interim"), and a newly formed stock holding company ("Company"); and the Connecticut Personal Income Tax Consequences which apply to the "Eligible Account Holders" (as defined below) of Bank resulting from the proposed conversion and reorganization of the existing mutual holding company structure to a stock holding company structure, as effectuated pursuant to the proposed transactions described below.

In preparing this opinion, we have relied upon certain facts presented in the Amended Provisional Plan of Conversion amended through October 26, 1999 ("Plan of Conversion") as well as the facts and representations shown below, under "Statement of Facts" and "Representations". We have also relied on the facts and representations made to Muldoon, Murphy & Faucette LLP, Bank's legal counsel, and their "Federal Income Tax Opinion," dated December 20, 1999,
summarized, in part, below.   We have assumed that these facts and
representations are complete and accurate and have not independently audited or otherwise verified any of the facts or representations. If any fact or representation contained herein or to Bank's legal counsel is not true, correct, and complete in all material respects, our opinion could change.

Our opinions are based on our interpretation of existing state tax law under the Connecticut General Statutes and Delaware Tax Law, and related Income Tax Regulations, Judicial Decisions, and Administrative Releases thereunder as of the date of this letter. Any changes to these authorities may be retroactive and could significantly modify our opinions. Furthermore, any change in applicable federal income tax law that effects the opinion expressed by Muldoon,

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 21, 1999
                                                                          Page 2

Murphy & Faucette LLP could change our opinion. We have no responsibility to update this opinion for any such changes occurring after the date of this opinion letter.

The opinions expressed herein are not binding on the Connecticut Department of Revenue Services or the Delaware Division of Revenue and there can be no assurance that these tax administrative bodies will not take a position contrary to any of the opinions expressed herein.

The opinion expressed herein is rendered only with respect to the opinion requested and no opinion is expressed with respect to any other legal, federal, state or local tax aspect of the Plan of Conversion. Our opinion is expressed under the heading "STATE INCOME TAX OPINION". This opinion is as of the date of this letter and we have no responsibility to update this opinion for events, transactions, circumstances or changes in any of the facts or representations occurring after this date.

Statement of Facts1

Conversion

Bank, headquartered in Manchester, Connecticut is a Connecticut-chartered stock savings bank, which operates as a wholly owned subsidiary of Mutual Holding Company, a Connecticut-chartered mutual holding company. In July 1996, Bank reorganized into the mutual holding company form of organization and as a result became a wholly owned subsidiary of Mutual Holding Company.

Subsequently, on August 30, 1999, the Boards of Directors of Mutual Holding Company and Bank adopted a Plan of Conversion (which was amended October 6, 1999 and October 26, 1999) providing for the conversion of Mutual Holding Company into the capital stock form of organization ("Conversion").

The Conversion will be effected through a series of contemporaneous transactions which result in Bank becoming a wholly-owned subsidiary of Company. Company will issue prioritized non-transferable subscription rights ("Subscription Rights") to certain persons, without payment, to purchase Company common stock ("Company Common Stock"). Company may also offer Company Common Stock shares not subscribed for, if any, for sale to the general public.

--------------------
1Capitalized terms used herein are defined in the Plan of Conversion, unless otherwise defined.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 21, 1999
                                                                          Page 3

The Conversion will be effected in the following integrated transactions:

  1. Company will be incorporated as a Delaware corporation for the purpose of holding all of the capital stock of Bank and in order to facilitate the Conversion.

  2. Subscription Rights to purchase Company Common Stock will be issued, without payment therefor, to certain persons in order of priority as described below.

  3. Upon the effective date ("Effective Date") of the Conversion, Mutual Holding Company will convert ("Interim Conversion") into an interim Connecticut-chartered stock savings bank ("Interim"), and Interim will simultaneously merge with and into Bank pursuant to a plan of merger, with Bank being the surviving entity ("MHC Merger"). As a result of the MHC Merger, Eligible Account Holders will be granted interests in a liquidation account ("Liquidation Account") to be established by Bank.

  4. Upon the Effective Date, Company will sell shares of Company Common Stock in a subscription offering ( "Subscription Offering") in order of priority as described below. Any shares of Company Common Stock remaining unsold after the Subscription Offering may be sold to the public as described below.

  5. Company will contribute to Bank 50 percent of the net proceeds ("Contributed Offering Proceeds") received by Company in the Subscription Offering, Community Offering, Syndicated Community Offering, and/or Public Offering (collectively, "Offerings") in exchange for 100 percent of Bank Common Stock.

Liquidation Account

A Liquidation Account will be established by Bank for the benefit of the Eligible Account Holders who maintain Deposit Accounts in Bank after the Conversion. Each Eligible Account Holder will have an undivided interest in the Liquidation Account balance (referred to as a "Subaccount Balance"). In the sole event of a complete liquidation of Bank after the Conversion, each Eligible Account Holder will be entitled to receive a liquidation distribution from the Liquidation Account in the amount of their then current interest before any liquidation distribution may be made with respect to the capital stock of Bank.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 21, 1999
                                                                          Page 4

Deposit Accounts

Each Deposit Account in Bank at the time of consummation of the Conversion, will become a Deposit Account in Bank equivalent in withdrawable amount to the withdrawal value and subject to the same terms and conditions (except as to liquidation rights) as such Deposit Account in Bank immediately preceding consummation of the Conversion.

Capitalization

Company will authorize 45 million shares of Company Common Stock with a par value of $0.01 per share and 1 million shares of preferred stock with a par value of $0.01 per share. It is estimated that Company will initially issue between 9,775,000 and 13,225,000 of its authorized shares of Company Common Stock and no shares of its authorized preferred stock will be issued for sale in the Conversion.

Priority of Subscription Rights and Offerings

The Plan of Conversion provides for the issuance of Subscription Rights, without payment, to purchase Company Common Stock of Company to the following in order of priority:

1.  Eligible Account Holders: As first priority, each Eligible Account Holder
    ------------------------
    (depositors whose Deposit Account in Bank total $50 or more as of the close of business on July 31, 1998) will receive Subscription Rights to purchase up to a maximum of $250,000 worth of Company Common Stock, so long as the share equivalent of such dollar amount does not exceed .50 percent of the total number of shares of Company Common Stock offered for sale in the Conversion;

2.  Tax-Qualified Employee Stock Benefit Plan: As second priority, The Tax-
    -----------------------------------------
    Qualified Employee Stock Benefit Plan will receive Subscription Rights to purchase up to 5 percent of the shares of Company Common Stock offered for sale in the Conversion;

3.  Directors, Officers and Employees: As third priority, directors, officers
    ---------------------------------
    and employees of Mutual Holding Company and Bank, who do not have a higher priority, will receive Subscription Rights to purchase up to a maximum of $250,000 worth of Company Common Stock so long as the share equivalent of such dollar amount does not exceed .50 percent of the total number of shares of Company Common Stock offered for sale in the Conversion;

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 21, 1999
                                                                          Page 5

4.  Public: Company may offer its shares of Company Common Stock unsubscribed
    ------
    for in the above Subscription Offering (Categories 1-3) for sale to the general public through a Direct Community Offering (with preference given to natural persons residing in the Bank's Local Community), a Syndicated Community Offering and/or Public Offering.

Independent Appraisals of Subscription Rights and Conversion Stock

An independent appraisal of the Subscription Rights by RP Financial, opines that the Subscription Rights have no value. An Independent Appraiser will provide an independent valuation of the estimated pro-forma market value of Company Common Stock to be issued in the Conversion which will be used as the basis for determining the Company Common Stock price.

Representations

In the preparation of this opinion, Arthur Andersen LLP has relied on the following representations, and has not verified the accuracy of them.

a) Mutual Holding Company is a Connecticut-chartered mutual holding company; Bank is a Connecticut-chartered stock savings bank; Interim is a Connecticut-chartered interim stock savings bank; and Company is a stock holding company, registered as a savings and loan holding company, organized under the laws of the state of Delaware; none of which maintain a physical presence or conduct business in Delaware.

b) The merger of Interim into Bank in the MHC merger will be effected pursuant to applicable state and/or federal banking laws.

c) On the Effective Date, the fair market value of the assets of Bank will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

d) Neither Mutual Holding Company nor Bank is insolvent and are not under the jurisdiction of a bankruptcy or similar court in any Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

e) Company does not own nor has it owned during any period of its existence, any shares of stock of Bank.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 21, 1999
                                                                          Page 6

f) Upon the completion of the Conversion, Company will own and hold 100 percent of the issued and outstanding capital stock (i.e., common stock) of Bank and no other shares of capital stock of Bank will be issued and/or outstanding. Bank has no plan or intention to issue additional shares of its stock that would result in Company owning less than all of the outstanding stock of Bank.

g) The liabilities of Mutual Holding Company assumed by Bank in the MHC Merger and the liabilities to which the transferred assets of Mutual Holding Company are subject were incurred by Mutual Holding Company in the ordinary course of its business.

h) Company, Bank, Mutual Holding Company, Interim, and Eligible Account Holders will pay their respective expenses, if any, incurred in connection with the Conversion except that Company, Bank, and Mutual Holding Company may pay fees to brokers and investment bankers for assisting Eligible Account Holders and other eligible subscribers in completing and/or submitting Order Forms. The expenses for brokers and investment bankers to assist Eligible Account Holders and other eligible subscribers are solely and directly related to the Conversion and will be paid by Company, Bank, and Mutual Holding Company directly to the brokers and investment bankers.

i) There is no intercorporate indebtedness existing (i) between Mutual Holding Company and Bank, or (ii) between Company and Bank that was issued, acquired, or will be settled at a discount in the Conversion.

j) None of the Company, Bank, Mutual Holding Company, or Interim is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

k) The fair-market value of the assets of Mutual Holding Company transferred to Bank in the MHC Merger will equal or exceed the sum of the liabilities assumed by Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

l) The total adjusted basis of the assets of Mutual Holding Company transferred to Bank in the MHC Merger will equal or exceed the sum of the liabilities assumed by Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

m) After the Conversion, Bank will continue the business of Bank in the same manner as prior to the Conversion.

n) Company has no plan or intention to sell or otherwise dispose of the stock of Bank except for transfers of stock to corporations controlled by Company.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 21, 1999
                                                                          Page 7

o) Bank and Company have no plan or intention to cause Bank to sell or otherwise dispose its assets other than in the ordinary course of business or transfers of assets to a corporation controlled by Bank.

p) There is no plan or intention for Bank to be liquidated or merged with another corporation following this proposed Conversion.

q) As determined by an independent appraisal, Subscription Rights used to purchase shares of common stock in Company have no value.

r) The exercise price of the Subscription Rights received by Bank's Eligible Account Holders and other holders of Subscription Rights to purchase Company Common Stock will be equal to the fair market value of the stock of Company at the time of the completion of the Conversion as determined by an independent appraisal.

s) The aggregate fair-market value of the interest in the Liquidation Account and the Subscription Rights received by each Eligible Account Holder pursuant to the MHC Merger will be approximately equal to the fair-market value of the liquidation interest in Mutual Holding Company surrendered by the Eligible Account Holder in exchange therefor.

t) To the best of the knowledge of the management of Mutual Holding Company and Bank, there is no plan or intention on the part of the Eligible Account Holders to withdraw from their Deposit Accounts subsequent to the Conversion such that the withdrawals would reduce their aggregate interests in the Liquidation Account to an amount having a value at the Effective Date of less than fifty percent of the value of the aggregate interests which the Eligible Account Holders of Mutual Holding Company will have in the residual equity of Mutual Holding Company immediately prior to the Conversion.

u) Bank has no plan or intention to reacquire any of the interests in the Liquidation Account issued in the MHC Merger.

v) Bank's legal counsel, Muldoon, Murphy & Faucette LLP, opines that for federal income tax purposes the Conversion will constitute tax-free reorganizations and no gain or loss will be recognized by Mutual Holding Company, Bank, Interim, Company and Eligible Account Holders as a result of the Interim Conversion or MHC merger.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 21, 1999
                                                                          Page 8

w) Bank's legal counsel, Muldoon, Murphy & Faucette LLP, opines that for federal income tax purposes, Eligible Account Holders will not recognize gain or loss as a result of the MHC Merger or upon the receipt of Deposit Accounts and interests in the Liquidation Account in Bank in exchange for their Deposit Accounts in Bank and liquidation interests in Mutual Holding Company.

x) Bank's legal counsel, Muldoon, Murphy & Faucette LLP, opines that for federal income tax purposes, Company will not recognize gain or loss upon the receipt of cash in the Offerings in exchange for shares of Company Common Stock and Company will not recognize gain or loss upon the transfer of the Contributed Offering Proceeds to Bank in exchange for common stock of Bank. Bank will not recognize gain or loss upon the receipt of the Contributed Offering Proceeds from Company in exchange for common stock of Bank.

y) Bank's legal counsel, Muldoon, Murphy & Faucette LLP, opines that for federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and other persons described in the Plan of Conversion who will receive Subscription Rights, as a result of the distribution to them of Subscription Rights (provided they have no value) relating to Company Common Stock, or as a result of the exercise of such Subscription Rights to purchase shares of Company Common Stock, provided that the amount to be paid for the Company Common Stock is equal to the fair-market value of the Company Common Stock. Likewise, Company will not recognize gain or loss.

Federal Income Tax Opinion
In preparation of this opinion, Arthur Andersen LLP has relied on the federal income tax opinion issued by, Muldoon, Murphy & Faucette LLP with respect to the
recognition of gain or loss to the parties of the Conversion.   Muldoon, Murphy
& Faucette LLP has issued the following opinions, dated December 20, 1999, with respect to the federal income taxability:

Conversion
----------
 . The Interim Conversion will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code.

 . Neither Mutual Holding Company nor Interim will recognize any gain or loss as a result of the Interim Conversion, pursuant to Section 354(a) of the Code.

 . The MHC Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 21, 1999
                                                                          Page 9

 . Neither Mutual Holding Company nor Interim will recognize any gain or loss as a result of the MHC Merger or on the transfer of Interim's assets to Bank in exchange for an interest in a Liquidation Account established in Bank for the benefit of Eligible Account Holders who remain depositors of Bank, pursuant to Section 361 of the Code.

 . Bank will not recognize gain or loss as a result of the MHC merger or upon the receipt of the assets of Interim in the MHC Merger in exchange for the transfer to the Eligible Account Holders of an interest in the Liquidation Account, pursuant to Section 1032(a) of the Code.

Offerings
---------
 . Company will not recognize gain or loss upon the receipt of cash in the Offerings in exchange for shares of Company Common Stock, pursuant to Section 1032 of the Code.

 .  Company will not recognize gain or loss upon the transfer of the Contributed
   Offering Proceeds to Bank in exchange for common stock of Bank, pursuant to
   Section 351(a) of the Code.

 .  Bank will not recognize gain or loss upon the receipt of the Contributed
   Offering Proceeds from Company in exchange for common stock of Bank, pursuant to Section 1032 of the Code.

Eligible Account Holders
------------------------
 . Eligible Account Holders will not recognize gain or loss as a result of the Interim Conversion, pursuant to Section 354(a) of the Code.

 . Eligible Account Holders will not recognize gain or loss as a result of the MHC Merger or upon the receipt of Deposit Accounts and interests in the Liquidation Account in Bank in exchange for their Deposit Accounts in Bank and liquidation interests in Mutual Holding Company, pursuant to Section 354(a) of the Code.

 . Eligible Account Holders and other persons described in the Plan of Conversion who will receive Subscription Rights will not recognize gain or loss as a result of the distribution to them of Subscription Rights (provided they have no value) relating to Company Common Stock or as a result of the exercise of such Subscription Rights to purchase shares of Company Common Stock, provided that the amount to be paid for the Company Common Stock is equal to the fair-market value of the Company Common Stock. Likewise, Company will not recognize gain or loss.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 21, 1999
                                                                         Page 10

STATE INCOME TAX OPINION

Connecticut Corporation Business Tax:
-------------------------------------
Based solely on the Statement of Facts, Representations, and State Tax Discussion (re: Connecticut Corporation Business Tax) as set forth in this opinion letter and the federal income tax opinion of Muldoon, Murphy & Faucette LLP that for federal income tax purposes no gain or loss will be recognized in the proposed Conversion by Mutual Holding Company, Bank, Interim or Company, it is the opinion of Arthur Andersen LLP that:

 . Mutual Holding Company, Bank, Interim and Company each will not recognize gain or loss for Connecticut Corporation Business Tax purposes as a result of the Conversion, including, but not limited to, the Interim Conversion, the MHC Merger, the Offerings and the transfer and receipt of Subscription Rights, Company Common Stock, interests in the Liquidation Account, Contributed Offering Proceeds or Deposit Accounts.

Delaware Corporate Income Tax:
------------------------------
Based solely on the Statement of Facts, Representations, and State Tax Discussion (re: Delaware Corporate Income Tax) as set forth in this opinion letter and the federal income tax opinion of Muldoon, Murphy and Faucette LLP, it is the opinion of Arthur Andersen LLP that for Delaware Corporate Income Tax purposes:

 . Mutual Holding Company, Bank and Interim each will not be subject to Delaware corporate income taxation.

 . Company will not be subject to Delaware corporate income tax if it only maintains a "statutory corporate office" in Delaware and does not maintain any physical presence in Delaware or conduct any business within Delaware.

 . In any event, Mutual Holding Company, Bank, Interim and Company each will not recognize gain or loss for Delaware corporate income taxation purposes as a result of the Conversion, including, but not limited to, the Interim Conversion, the MHC Merger, the Offerings and the transfer and receipt of Subscription Rights, Company Common Stock, interests in the Liquidation Account, Contributed Offering Proceeds or Deposit Accounts.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 21, 1999
                                                                         Page 11

Connecticut Personal Income Tax:
--------------------------------
Based solely on the Statement of Facts, Representations, and State Tax Discussion (re: Connecticut Personnel Income Tax) set forth in this opinion letter and the federal income tax opinion of Muldoon, Murphy & Faucette LLP, it is the opinion of Arthur Andersen LLP that for Connecticut Personal Income Tax purposes:

 . Eligible Account Holders will not recognize gain or loss as a result of the Interim Conversion.

 . Eligible Account Holders will not recognize gain or loss as a result of the MHC Merger or upon the receipt of Deposit Accounts and interests in the Liquidation Account in Bank in exchange for their Deposit Accounts in Bank and liquidation interests in Mutual Holding Company.

 . Eligible Account Holders and other persons described in the Plan of Conversion who will receive Subscription Rights will not recognize gain or loss as a result of the distribution to them of Subscription Rights (provided that the Subscription Rights have no value as opined by RP Financial LC) relating to Company Common Stock. Eligible Account Holders and other recipients of Subscription Rights will not recognize gain or loss as a result of the exercise of such Subscription Rights to purchase shares of Company Common Stock, provided that the amount to be paid for the Company Common Stock is equal to the fair-market value of the Company Common Stock.

State Tax Discussion

Connecticut Corporation Business Tax:
-------------------------------------
Connecticut Corporation Business Tax is imposed on every mutual savings bank, savings and loan association, and every other company carrying on, or having the right to carry on, business in Connecticut, including a dissolved corporation which continues to conduct business. Conn. Gen. Stat. Section 12-214(a)(1). Certain entities are specifically excluded from the tax but neither Mutual Holding Company, Bank, Interim or Company are exempt from Corporation Business Tax under the exceptions listed in Conn. Gen. Stat. Section 12-214(a)(2) and Conn. Agencies Regs. Section 12-214-2.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 21, 1999
                                                                         Page 12

Every corporation, unless otherwise exempt, must separately compute its tax liability under two corporation business tax bases, a net income base and an
minimum tax on capital base, and pay the larger of the two.   Corporations,
including "financial service companies," are subject to the net income portion of the Corporation Business Tax under Conn. Gen. Stat. Section 12-214(a)(1) while "financial service companies" are exempt from the minimum tax on capital (effective for income years beginning on or after January 1, 1999) under Conn. Gen. Stat. Section 12-218b(6) and 12-219(c). Mutual Holding Company, Bank, Interim and Company each come within the definition of "financial services company" and are therefore exempt from the minimum tax on capital.

In general, the starting point for determining Connecticut taxable income is federal taxable income before the federal net operating loss deduction and special deductions. Specifically, the computation of Connecticut taxable income begins with federal gross income less items deductible for federal tax purposes (i.e., gross income and items deductible under the Internal Revenue Code of 1986, or any subsequent internal revenue code of the United States, as from time to time amended, effective and in force on the last day of the income year), to which are added or subtracted certain income and deduction items. Conn. Gen. Stat. Section 12-213(a)(9)(A), 12-213(a)(10), 12-213(a)(23) and 12-217.

Differences between federal and Connecticut tax law that result in an increase
                                                                      --------
in Connecticut taxable income relative to federal taxable income (before net operating loss and special deductions) include:

 .  Interest or exempt interest dividends as defined in IRC Section 852(b)(5).
   Conn. Gen. Stat. Section 12-213(a)(9)(A).

 . Federally exempt interest including interest paid on federal, state and local securities including Connecticut and its political subdivisions. Conn. Gen. Stats. Section 12-213(a)(9)(A) and 12-217(a)(2).

 . Losses from prior years which were excluded in calculating federal taxable income. Conn. Gen. Stats. Section 12-213(a)(9)(A) and 12-217(a)(2).

 . State taxes imposed on or measured by the income or profits of a corporation which are paid or accrued in the income year. Conn. Gen. Stat. Section 12-217(a)(1)(A)(i).

 . Income attributable to the recovery of a bad debt deducted in any prior year, unless the bad debt has already been charged to a reserve account pursuant to a provision of the Internal Revenue Code. Conn. Agencies Regs. Section 12-242-3.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 21, 1999
                                                                         Page 13

 . Federal taxes on income or profits if allowed as a deduction for federal income tax purposes. Conn. Gen. Stat. Section 12-217(a)(2)(B).

 . Interest expenses and costs and intangible expenses and costs directly or indirectly connected with one or more related members of the corporation. 1998 Conn. Acts 110 Section 20.

Differences between federal and Connecticut tax law that result in a decrease in
                                                                     --------
Connecticut taxable income relative to federal taxable income (before net operating loss and special deductions) include:

 . Any amount for federal income tax purposes that is treated as a dividend received under IRC Section 78. Conn. Gen. Stat. Section 12-213(a)(9)(B).

 . Any amount for federal income tax purposes that is treated as a dividend received from a passive investment company. Conn. Gen. Stat. Section 12-213(a)(9)(C).

 . All dividends (other than certain REIT dividends) not otherwise deducted from federal taxable income (subject to certain percentage limitations) less expenses related to such dividends. Conn. Gen. Stats. Section 12-217(a)(1)(D), 12-217(a)(3), and 12-217(a)(2)(A).

 .  Value of any capital gain realized from the sale of certain open space land.
   Conn. Gen. Stat. Section 12-217(a)(1)(E).

 .  Connecticut net operating loss deduction.  Conn. Gen. Stat. Section 12-
   217(a)(4)(A).

 .  Net Capital loss deductions.  Conn. Gen. Stat. Section 12-217(a)(4)(B).

In establishing a starting point for the calculation of Connecticut taxable net income, Connecticut begins with federal taxable income and makes no provisions for adjustments with respect to the proposed Conversion. Therefore, since no federal taxable income will be recognized as a result of the Conversion, no Connecticut corporation business taxable income will be recognized.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 21, 1999
                                                                         Page 14

Delaware Corporate Income Tax:
------------------------------

None of Mutual Holding Company, Bank or Interim is incorporated, conducting business, or has a physical presence in the State of Delaware. Accordingly, no Delaware corporate income tax will arise to Mutual Holding Company, Bank or Interim as a result of the Conversion.

Company will be incorporated and organized under the laws of the State of Delaware and own all of Bank's capital stock to be issued. Company will not maintain any physical presence in or conduct any business in the State of Delaware. Delaware Tax Law, Title 30, Section 1902(b)(6) exempts an entity from Delaware corporation income tax if the corporation maintains a "statutory corporate office" in Delaware but is not doing business in Delaware. Since Company has no physical presence in Delaware and derives no income from Delaware activities, it is exempt from Delaware corporate income taxation.

Connecticut Personal Income Tax:
--------------------------------

Individuals are subject to personal income taxation based upon their Connecticut adjusted gross income. The starting point of Connecticut adjusted gross income is federal adjusted gross income. Conn. Gen. Stat. Section 12-701(a)(8) and
(19). Certain modifications are made to federal adjusted gross income to derive Connecticut adjusted gross income. Conn. Gen. State. Section 12-701(a)(20) and Conn. Agencies Regs. Section 12-701(a)(20)-1, -2, and -3.

Modifications that increase Connecticut adjusted gross income relative to
                   --------
federal adjusted gross income include:

 . Interest on state and municipal obligations exclusive of obligations issued by Connecticut or its subdivisions, to the extent not includable in federal gross income. Conn. Gen. Stat. Section 12-701(a)(20)(A)(i).
 . Exempt-interest dividends, as defined in IRC Section 852(b)(5), exclusive of those derived from obligations issued by Connecticut or its subdivisions or derived from obligations that Connecticut is prohibited by federal law from taxing. Conn. Gen. Stat. Section 12-701(a)(20)(A)(ii).
 .  Interest and dividends from federal obligations exempt from federal income tax but not state income tax. Conn. Gen. Stat. Section 12-701(a)(20)(A)(iii). . With respect to a natural person who is a shareholder of an S corporation, the individual's applicable percentage apportioned pro-rata share of such corporation's non-separately stated items of loss. Conn. Gen. Stat. Section 12-701(a)(20)(B)(v).
 .  Certain lump sum distributions.  Conn. Gen. Stat. Section 12-
   701(a)(20)(A)(iv).

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 21, 1999
                                                                         Page 15

 . Losses from the sale or other dispositions of obligations issued by Connecticut or its subsdivisions. Conn. Gen. Stat. Section 12-701(20)(a)(A)(v).
 .  Income taxes imposed by Connecticut, to the extent deductible in determining federal adjusted gross income. Conn. Gen. Stat. Section 12-701(a)(20)(A)(vi). . Interest on indebtedness incurred or continued to purchase or carry obligations or securities the interest on which is exempt from Connecticut taxation. Conn. Gen. Stat. Section 12-701(a)(20)(A)(vii).
 . Expenses paid for the production, collection, conservation and maintenance of income and property which is exempt from Connecticut taxation and amortizable bond premium on bonds that are exempt from Connecticut income taxation. Conn. Gen. Stat. Section 12-701(a)(20)(A)(viii).
 .  Beneficiary's share of Connecticut fiduciary adjustment.  Conn. Gen. Stat.
   Section 12-701(a)(10).

Modifications that decrease Connecticut adjusted gross income relative to
                   --------
federal adjusted gross income include:

 . Income with respect to which taxation by any state is prohibited by federal law such as interest of United States government obligations. Conn. Gen.
   Stat. Section 12-701(a)(20)(B)(i).
 .  Certain exempt dividends paid by a regulated investment company.  Conn. Gen.
   Stat. Section 12-701(a)(20)(B)(ii).
 . The amount of any refund or credit for overpayment of income taxes imposed by Connecticut of any other state of the United States or political subdivision thereof or the District of Columbia or any province of Canada, to the extent properly includable in gross income for federal purposes. Conn. Gen. Stat.
   Section 12-701(a)(20)(B)(iii).
 .  Railroad retirement benefits to the extent properly includable in federal gross income.  Conn. Gen. Stat. Section 12-701(a)(20)(B)(iv).
 . With respect to a natural person who is a shareholder of an S corporation, the individual's applicable percentage apportioned pro-rata share of such corporation's non-separately stated items of income. Conn. Gen. Stat. Section 12-701(a)(20)(B)(v).
 .  Interest income derived from federally taxable Connecticut obligations.
   Conn. Gen. Stat. Section 12-701(a)(20)(B)(vi).
 . Gain from the sale or exchange of Connecticut government obligations, to the extent includable in determining federal net gain or loss. Conn. Gen. Stat.
   Section 12-701(a)(20)(B)(vii).
 . Interest incurred to buy or carry any obligation or securities, interest income on which is exempt from federal income tax but subject to Connecticut income tax. Conn. Gen. Stat. Section 12-(a)(20)(B)(viii).

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
December 21, 1999
                                                                         Page 16

 . Ordinary and necessary expenses paid or incurred during the taxable year for the production or collection of income that is exempt from federal income tax but subject to Connecticut tax or the management, conservation or maintenance of property held for the production of such income and the amortizable bond premium on any bond the interest which is subject to Connecticut taxation. Conn. Gen. Stat. Section 12-701(a)(20)(B)(ix).
 .  Certain amounts of Social Security benefits.  Conn. Gen. Stat. Section 12-
   701(a)(20)(B)(x).
 .  Amount rebated to taxpayers for property tax paid on a primary residence or motor vehicle.  Conn. Gen. Stat. Section 12-701(a)(20)(B)(xi).
 . Distributions from a Connecticut administered qualified state tuition program as defined in IRC Section 529(b), to the extent includable in federal income. Conn. Gen. Stat. Section 12-701(a)(20)(B)(xii).
 .  Beneficiary's share of Connecticut fiduciary adjustment.  Conn. Gen. Stat.
   Section 12-701(a)(10).

In establishing a starting point for the calculation of Connecticut taxable income, Connecticut begins with federal adjusted gross income and makes no provisions for modifications with respect to the proposed Conversion.
Therefore, since no federal taxable income will be recognized as a result of the Conversion, no Connecticut personal taxable income will be recognized.

                                     *****

We hereby consent to the filing of the opinion as an exhibit to the application ("Application") filed with the Connecticut Department of Banking and to Connecticut Bancshares, Inc.'s Registration Statement on Form S-1 as filed with the Security and Exchange Commission. We also consent to reference to our firm in the Prospectus contained in the Application and Form S-1 under the caption "The Conversion - Tax Aspects."


Very truly yours,

/S/Arthur Andersen LLP